UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT – December 7, 2011

(Date of Earliest Event Reported)

CONVERGYS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File No. 1-14379

Ohio	31-1598292
(State of Incorporation)	(I.R.S. Employer Identification No.)

201 East Fourth Street, Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 723-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 7, 2011, the Board of Directors of Convergys Corporation (the “Company”), at the recommendation of the Governance and Nominating Committee, increased the number of directors to 10 and appointed Joan E. Herman as a director for a term expiring in 2012 at the annual meeting of shareholders. Ms. Herman was also appointed by the Board to the Audit Committee, based upon the recommendation of the Governance and Nominating Committee.

Ms. Herman, 57, is President and Chief Executive Officer of Herman and Associates, LLC, a healthcare and management consulting firm. Prior to her current position, she held leadership roles with Wellpoint, Inc., including President and Chief Executive Officer, Consumer Business Unit and President and Chief Executive Officer, Specialty, Senior and State Sponsored Business.

She currently serves as a director of MRV Communications, Inc. and QualiCorp, SA. Herman holds an undergraduate degree in Mathematics from Barnard College-Columbia University, a master’s degree in Mathematics from Yale University, and a MBA from Western New England College.

The Company is not aware of any arrangement or understanding between Ms. Herman and any other person pursuant to which Ms. Herman was selected as a director. Neither Ms. Herman nor any of her immediate family members has been a party to any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K. In connection with her election to and service on the Board of Directors, Ms. Herman will be paid in accordance with the Company’s standard compensation arrangements for non-employee directors. In accordance with such compensation arrangement and the provisions of the Convergys Corporation Long Term Incentive Plan, time-based restricted stock units with a fair market value equivalent to $80,000 will be granted to Ms. Herman.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Convergys Corporation Press Release, dated December 7, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERGYS CORPORATION

By:	/s/ Julia A. Houston
Julia A. Houston
Senior Vice President, General Counsel and Corporate Secretary

Dated: December 7, 2011

EXHIBIT INDEX

Exhibit No.

99.1     Earnings Release of Convergys Corporation dated December 7, 2011